Exhibit 4.42

Execution copy

DEED OF PLEDGE

DATED 15 DECEMBER 2004

CONVERIUM AG, ZURICH
as the Pledgor

AND

ABN AMRO BANK N.V.
as the Pledgee

AND

ABN AMRO MELLON GLOBAL SECURITIES SERVICES B.V.
as the Account Bank

ALLEN & OVERY LLP
AMSTERDAM

DEED OF PLEDGE

THIS DEED OF PLEDGE is entered into on 26 November 2004 by and between:

(1)	CONVERIUM AG, ZURICH (the Pledgor or the Company);

(2)	ABN AMRO BANK N.V., acting in its capacity as Facility Agent under the Credit Facility (as defined below) (the Pledgee or ABN AMRO); and

(3)	ABN AMRO MELLON GLOBAL SECURITIES SERVICES B.V. a private company with limited liability organised under the laws of the Netherlands, acting for itself and as agent for ABN AMRO Mellon Global Custody B.V. (the Account Bank or AAMGSS).

BACKGROUND:

(i)	The Pledgor and the Pledgee are both parties to the Credit Facility (as defined below);

(ii)	The Pledgor and the Pledgee have agreed that the Pledgor grants a first ranking right of pledge over the Collateral (as defined below) to secure the obligations of the Company to pay the amounts due to ABN AMRO under the Credit Facility and the Parallel Debt (both as defined below);

IT IS AGREED as follows:

1.	DEFINITIONS

1.1	Definitions and Parallel Debt

In this Agreement:

“Assets” means Assets as such term is defined in the Custody Agreement (as defined below);

“Business Day” means a day upon which banks are open for business in the Netherlands and upon which transfers of securities subject to the Giro System Act can be effected by banks that are admitted institutions under the Giro System Act;

“Cash Account” means Cash Account(s) as such term is defined in the Custody Agreement (as defined below) particulars of which are set out in Annex B;

“Collateral” means all of the Pledgor’s present and future:

(a) rights to and interests in the Securities that the Pledgor holds in or through the Securities Account;

(b) rights to and interests in each Securities Account (as defined below) and Cash Account;

(c) rights to and interests against:

—	ABN AMRO Mellon Global Securities Services B.V.; and
—	ABN AMRO Mellon Global Custody B.V.
under or pursuant to each Securities Account;

(d) rights against any Subcustodian (as defined in the Custody Agreement) under or pursuant to each Securities Account;

(e) rights against Mellon Bank N.A. and any rights or interests in any accounts in the Pledgor’s name in Mellon Bank N.A. and any securities standing to the credit of that account; and

(f) rights in other Assets (as defined in the Custody Agreement) under or pursuant to each Securities Account.

“Credit Facility” means the USD 1,600,000,000 Credit Facility dated 26 November, 2004 for Converium AG, Zurich arranged by ABN AMRO Bank N.V., Barclays Capital, BNP Paribas, Commerzbank Aktiengesellschaft, Credit Suisse First Boston and J.P. Morgan Plc (as amended and restated from time to time);

“Custody Agreement” means the agreement originally entered into on March 25, 2002 between ABN AMRO Bank N.V. and Converium A.G. which was transferred by ABN AMRO Bank N.V. to ABN AMRO Mellon Global Securities Services B.V. pursuant to a Transfer of Custody Contract dated December 5, 2002 by and between ABN AMRO Bank N.V., ABN AMRO Mellon Global Securities Services B.V. and Converium A.G.;

“Event of Default” means the Company being in default (in verzuim) with regard to any of the Secured Obligations (as defined below);

“Equivalent Securities” means securities of an identical type, nominal value, description and amount to particular Securities and such term shall include the certificates and other documents of or evidencing title and transfer in respect of the foregoing (as appropriate);

“Existing Company Custodian Accounts” means the accounts and other rights that have been pledged by the Company to the Pledgee in relation to the Existing Facility on or around September 2004 through the Existing Pledge, including the accounts mentioned under (a) through (e) in Annex B hereto.

“Existing Pledge” means the deed of pledge entered into by the Company, the Pledgee and the Account Bank on or around September 2004 in relation to the Existing Facility.

“Facility Agent” means Facility Agent as further set out in the Credit Facility;

“Giro System Act” means the Wet giraal effectenverkeer of the Netherlands;

“Parallel Debt” means the parallel debt as defined in Clause 1.2 hereof;

“Right of Pledge” means the first ranking right of pledge created pursuant to Clause 2.1 of this Agreement;

“Secured Obligations” means all obligations of the Pledgor to pay an amount of money under the Finance Documents including all obligations of the Pledgor to the Pledgee to pay any amount due under any Finance Document and any amount due with respect to the Parallel Debt (as defined below);

“Securities” means Securities as such term is defined in the Custody Agreement; and

“Securities Account” means each Securities Account of the Company as such term is defined in the Custody Agreement, particulars of which are specified in Annex B hereto.

Unless the context requires otherwise, capitalised terms used herein, and not specifically defined herein, shall have the same meaning as in the Credit Facility.

1.2	Parallel Debt

The Company hereby irrevocably and unconditionally undertakes to pay the Pledgee amounts equal to any amounts owing by it from time to time to any Party under the Credit Facility (including but not limited to all Finance Parties (as defined in the Credit Facility)) as and when the same fall due for payment thereunder, so that the Pledgee shall be the obligee of such covenant to pay and shall be entitled to claim performance thereof in its own name and not as agent acting on behalf of the relevant Party or Parties under the Credit Facility. The Company and the Pledgee acknowledge that for this purpose such obligations of the Company are several and are separate and independent from, and without prejudice to, the identical obligations which it has to the Parties under the Credit Facility, provided that this shall not, at the same time, result in the Company incurring an aggregate obligation to any of the Parties under the Credit Facility and the Pledgee which is greater than the obligation to any such Party under the Credit Facility. To this end and without prejudice to the foregoing, it is agreed that (i) the amounts due and payable by the Company under this Clause 1.2 (the Parallel Debt) shall be decreased to the extent that the Company has paid any amounts to the Parties under the Credit Facility or any of them in respect of the amount due under the Credit Facility and vice versa and (ii) the Parallel Debt shall not exceed the aggregate of the corresponding obligations which the Company has to any of the the Parties under the Credit Facility, under such Credit Facility.

Nothing in this Clause shall in any way negate, affect or increase the obligations of the Company to any of the Parties under the Credit Facility in respect of the amounts due under such Credit Facility. For the purpose of this Clause the Pledgee acts in its own name and on behalf of itself and not as agent or representative of any other party hereto or the Credit Facility and any security granted to the Pledgee to secure the Parallel Debt is granted to the Pledgee in its capacity as creditor of the Parallel Debt and solely for the purpose referred to above.

2.	PLEDGE

2.1	Creation of Right of Pledge

As security for the Secured Obligations, the Pledgor hereby grants to the Pledgee a first ranking right of pledge (eerste recht van pand) in the Collateral (the Right of Pledge), and the Pledgee hereby accepts such Right of Pledge.

The Account Bank will register the Right of Pledge in relation to the Securities in its administration in the manner contemplated by Section 20 of the Giro System Act. The Account Bank acting for itself and as agent for ABN AMRO Mellon Global Custody B.V., acknowledges receipt of notice of the Right of Pledge created by this deed.

2.2	Scope of Right of Pledge

(a)	The Right of Pledge encompasses all rights which the Pledgor now has or may acquire at any time in the future pertaining to the Collateral, including — inter alia — rights to receive interests and other distributions, rights to receive other payments that may from time to time become due and payable under the Securities or any of them.

(b)	The Right of Pledge is one and indivisible (één en ondeelbaar) and shall not be affected by one or more but not all of the Secured Obligations being discharged, amended or supplemented.

2.3	Voting rights power of attorney

Until the occurrence of an Event of Default, and notice thereof having been given to the Pledgor, the Pledgor shall retain the rights to vote, if any, attached to the Securities. The Pledgor agrees that it shall not exercise its voting rights in any manner which will prejudice the rights of the Pledgee hereunder or which will or may reasonably be expected to adversely affect the value of the Securities.

2.4	No exercise of rights in conflict with existing pledge

The Right of Pledge with respect to the Existing Company Custodian Accounts shall not be exercised without the prior written consent of the facility agent with respect to the Existing Facility until the date on which the facility agent with respect to the Existing Facility notifies the Pledgee that the security over the Existing Company Custodian Accounts in relation to the Existing Facility has been discharged.

3.	REPRESENTATIONS AND WARRANTIES

3.1	Representations and warranties

The Pledgor makes the representations and warranties set out in this Clause 3 to the Pledgee and upon which the Pledgee relies:

3.2	Collateral

(a)	The Securities shall (unless otherwise agreed to in advance in writing by the Pledgee) be securities of the same type, denomination and description as the Securities specified in Annex A.

(b)	Unless this Deed of Pledge explicitly states otherwise, the Collateral has not been and will not be, encumbered with any attachment (beslag) or any right in rem (zakelijk recht) other than for the benefit of the Pledgee and the Pledgor is authorised and able to grant a first ranking right of pledge to the Pledgee in the Collateral, and the legal relationship pursuant to which the Pledgor acquired ownership to the Collateral is not subject to nullification (vernietiging) or rescission (ontbinding) or any defect that might result in rescission or avoidance thereof.

(c)	Save (i) as created under this pledge and (ii) for the security over the Existing Company Custodian Accounts in relation to the Existing Facility no Security Interests exist over or in relation to the Collateral.

4.	UNDERTAKINGS BY THE PLEDGOR

4.1	Duration

The undertakings in this Clause 4 remain in force from the date of this Agreement until the termination of the Right of Pledge in accordance with Clause 7.

4.2	Assistance and further assurance

Upon the reasonable request of the Pledgee the Pledgor shall immediately render all assistance in order to enable the Pledgee to exercise its rights under this Agreement in respect of the Collateral. The Pledgor shall upon the reasonable request of the Pledgee take all such actions and execute all such additional documents which are necessary or desirable for the purpose of creating, maintaining or perfecting the Right of Pledge or exercising the Pledgee’s rights under this Agreement.

4.3	No disposals or encumbrances

(i)

The Pledgor shall not, without the prior written consent of the Pledgee, sell, dispose of, transfer, pledge, encumber or make any withdrawal from any Securities Account in any other manner, the Collateral until the termination of the Right of Pledge in accordance with Clause 7.

(ii)

The prior written consent of the Pledgee for a disposal of the Collateral or withdrawal from a Securities Account shall not be unreasonably withheld under paragraph (i) if the same is done in accordance with, and meets the requirements of, Clause 22.15(c) of the Credit Facility (as determined by the Pledgee).

4.4	No adverse actions

The Pledgor shall refrain from any action which results in or may reasonably be expected to result in a reduction of the value of the Collateral or which may impair the enforceability of the Right of Pledge.

4.5	Information

The Pledgor shall at the Pledgee’s reasonable request as soon as practicable provide the Pledgee with copies of any and all bank statements pertaining to the Securities and the Securities Account and the Cash Account and any other Collateral and all information and supporting documentation relating to the Securities and the Securities Account and the Cash Account and any other Collateral. The Pledgor shall forthwith inform the Pledgee of any attachment (beslag) on any of the Collateral and of any other encumbrance, pledge, lien, transfer or other disposal of any of the Collateral.

5.	UNDERTAKINGS BY THE ACCOUNT BANK

5.1	Duration

The undertakings in this Clause 5 remain in force from the date of this Agreement until the termination of the Right of Pledge in accordance with Clause 7.

5.2	Maintenance of registration

The Account Bank shall maintain the registration of the Right of Pledge in its administration until the Right of Pledge has been terminated.

5.3	Waiver

(a)

The Account Bank hereby, effective for the duration of the Right of Pledge, waives (doet afstand van) any right of pledge which it may have or in the future may obtain in respect of the Collateral pursuant to its general banking conditions or otherwise.

(b)

ABN AMRO Bank N.V., hereby, effective for the duration of the Right of Pledge, waives (doet afstand van) any right of pledge which it may have or in the future may obtain in respect of the Collateral pursuant to its general banking conditions or otherwise. This waiver does not include any rights of pledge that ABN AMRO Bank N.V. derives form this Agreement or from the Existing Pledge. For the purpose of this subclause 5.3(b), ABN AMRO Bank N.V. is not acting in its capacity as Facility Agent but solely in its own capacity.

The above waivers are only given to the extent required to enable the Pledgee under this Agreement to obtain and exercise the rights as contemplated by this Agreement.

5.4	Instructions from Pledgee

The Account Bank shall comply with the terms of any written notice or instructions given by the Pledgee in accordance with the terms of this Agreement in any way relating to the Securities or the Securities Account or any other Collateral. The Account Bank may comply with such notice or instruction without the Pledgor’s approval being required. The Account Bank is under no obligation to make any inquiry as to the validity of such notice or instruction, but if and to the extent that the Account Bank reasonably believes that such written notice or instructions are not or may not be in compliance with the terms of this Agreement or applicable law, the Account Bank may require the Pledgee to provide it with a legal opinion of external legal counsel acceptable to the Account Bank confirming that such written notice or instructions are so in compliance.

Notwithstanding the above and in accordance with section 3:246 paragraph 4 of the Dutch Civil Code, the Pledgee herewith authorises the Account Bank to continue to accept instructions from the Company as long as these instructions are in compliance with section 4.3 hereof. Such authorisation may be revoked by the Pledgee by sending a written notice to that extent to the Account Bank at any time it sees fit.

6.	RIGHTS OF THE PLEDGEE

6.1	Foreclosure

Upon the occurrence of an Event of Default, the Pledgee has the right to exercise all rights and powers which the Pledgee has under Dutch law as holder of a first right of pledge in the Collateral, including without limitation the right to sell the Collateral or any part thereof in accordance with Section 22 of the Giro System Act.

6.2	Application of proceeds

Upon payment out of the proceeds of all costs referred to in Clause 6.5 which are still due, the Pledgee shall apply the net proceeds of the sale of the Collateral against the Secured Obligations.

6.3	No notice required

The Pledgee will not be bound to give notice pursuant to Sections 3:249 or 3:252 of the Dutch Civil Code in respect of any sale permitted by Clause 6.1 hereof.

6.4	No request by the Pledgor

The Pledgor shall not be entitled to file a request with the president of the district court for the sale of any of the Collateral in a manner which deviates from the sale as referred to in Section 22 of the Giro System Act or Section 3:251, paragraph 1, of the Dutch Civil Code.

6.5	Costs

All reasonable costs which may arise from or may be reasonably incurred in connection with the foreclosure by the Pledgee of the Right of Pledge shall be for the account of the Pledgor.

6.6	Conflicts with Custody Agreement

If any of the terms of this Agreement conflicts with any of the terms of the Custody Agreement, the relevant terms of this Agreement will prevail.

7.	TERMINATION

7.1	Termination of Right of Pledge

The Right of Pledge will remain in full force and effect until the payment in full or termination of all Secured Obligations. The Right of Pledge will terminate automatically on the date and at the time upon which the Credit Facility terminates or is cancelled and all amounts due and payable under the Credit Facility have been fully and finally paid by the Pledgor to the Pledgee under the terms thereof. The Pledgee will give the Account Bank forthwith notice of such termination, without such notice being required to effect the termination.

7.2	Unilateral termination by the Pledgee

The Pledgee is entitled to unilaterally terminate (opzeggen) the Right of Pledge in whole or in part. Notice of such termination must be given to the Pledgor and the Account Bank.

7.3	Notice of termination

Each of the Pledgor and the Pledgee are required to notify the Account Bank in writing as soon as it is aware of the termination of the Right of Pledge pursuant to this Clause 7. A failure by either Pledgor or Pledgee to give such notice shall however not invalidate, affect or delay any such termination.

8.	MISCELLANEOUS

8.1	Notices

Any notices or other communication under or in connection with this Agreement shall be made as provided in the Credit Facility.

Notices and other communications under this Agreement to the Account Bank may be sent to the following address or fax number:

ABN AMRO Mellon GSS Regus Office Verlengde Poolseweg 34-46 4818 CL Breda

Tel 0031-76-5799711 Fax 0031-76-5799323

or such other address or fax number as notified by the Account Bank by not less than five business days prior notice.

8.2	Illegality and unenforceability

If a provision of this Agreement is or becomes illegal, invalid or unenforceable in any jurisdiction, such shall not affect the legality, validity or enforceability of any other provision of this Agreement and the legality, validity or enforceability in other jurisdictions of that or any other provision of this Agreement.

8.3	Waiver of right to ask for dissolution

The Pledgor, the Pledgee and the Account Bank hereby waive, to the fullest extent permitted by law, their right to dissolve (ontbinden) this Agreement in whole or in part pursuant to failure in the performance of one or more obligations as referred to in Section 6:265 of the Dutch Civil Code or on any other ground.

8.4	Governing law and jurisdiction

(a)	This Agreement, including the Right of Pledge shall be governed by the laws of the Netherlands.

(b)	The Pledgor, the Pledgee and the Account Bank agree that the competent courts of Amsterdam, judging in first instance, shall have jurisdiction with regard to any and all disputes which may arise out or in connection with this Agreement.

In witness whereof this Agreement is signed by the parties on the date stated in the beginning of this Agreement

Converium AG, Zurich

ABN AMRO Bank N.V.

ABN AMRO Mellon Global Securities Services B.V.

Annex A

Details of the Securities

US Treasury Bonds, UK Treasury Bonds and EURO Government Bonds

Annex B

Details of the Securities Account

(a) account number CVZF0001002
(b) account number CVZF0006002
(c) account number CVZF0008002
(d) account number CVZF0540072
(e) account number CVZF5008522
(f) account number CVZ0011002

Details of the Cash Account

Same as above